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                                                                 Exhibit (l) (2)

                               PURCHASE AGREEMENT

                             LARGE CAP 100 PORTFOLIO
                           LARGE CAP GROWTH PORTFOLIO

          The Glenmede Fund, Inc., a Maryland corporation (the "Company"), and The Glenmede Trust Company, N.A., a Pennsylvania corporation ("Glenmede Trust"), hereby agree with each other as follows:

          1. The Company hereby offers Glenmede Trust and Glenmede Trust hereby purchases one share (the "Share") of the Company's Large Cap 100 Portfolio for $10.00 per share. The Company hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $10.00 in full payment for such Share.

          2. The Company hereby offers Glenmede Trust and Glenmede Trust hereby purchases one Share of the Company's Large Cap Growth Portfolio for $10.00 per share. The Company hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $10.00 in full payment for such Share.

          3. Glenmede Trust represents and warrants to the Company that each Share is being acquired for investment purposes and not with a view to the distribution thereof.

          IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 27th day of February, 2004.


                                              THE GLENMEDE FUND, INC.

ATTEST:


/s/ Kimberly C. Osborne                               /s/ Mary Ann B. Wirts
-----------------------                              -----------------------
By: Kimberly C. Osborne                       By:    Mary Ann B. Wirts
Title: Executive Vice President               Title: President


                                        THE GLENMEDE TRUST COMPANY, N.A.

ATTEST:


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By:                                           By:
Title:                                        Title: